UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2016

Horizon Pharma Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	001-35238	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland

(Address of principal executive offices)

Registrant’s telephone number, including area code: 011-353-1-772-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 5, 2016, Horizon Pharma Ireland Limited (“Horizon Ireland”), an indirect wholly-owned subsidiary of Horizon Pharma plc (“Horizon Pharma”), entered into a Fifth Amendment to Commercial Supply Agreement (the “Fifth Amendment”) with Bio-Technology General (Israel) Ltd. (“BTG”), which amends that certain Commercial Supply Agreement, dated March 20, 2007, by and between Horizon Ireland and BTG, as amended (the “Agreement”).

Pursuant to the Fifth Amendment, among other things, BTG rescinded its prior notice of termination that was sent to Crealta Pharmaceuticals LLC in December 2015 (and would have caused the Agreement to terminate on December 15, 2018), the term of the Agreement was extended until December 31, 2030 and renews automatically for successive three year periods unless earlier terminated by either party upon three years prior written notice, and Horizon Ireland agreed to purchase certain minimum annual order quantities. The Agreement, as amended, may be terminated prior to December 31, 2030 by either party in the event of a force majeure, liquidation, dissolution, bankruptcy or insolvency of the other party, uncured material breach by the other party or after January 1, 2024, upon three years prior written notice.

The foregoing description of the Fifth Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Fifth Amendment, which will be filed, with confidential terms redacted, with the Securities and Exchange Commission as an exhibit to Horizon Pharma’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2016	HORIZON PHARMA PUBLIC LIMITED COMPANY

	By:	/s/ Paul W. Hoelscher
Paul W. Hoelscher
Executive Vice President, Chief Financial Officer